Exhibit 99.1

FPB Bancorp, Inc. Reports Fourth Quarter Results

PORT ST. LUCIE, Florida, February 18th – FPB Bancorp, Inc. (NASDAQ symbol:  FPBI), a Florida bank holding company whose subsidiary is First Peoples Bank, announced today 2008 fourth quarter net losses of $1.7 million or ($.81) per basic and diluted common share, compared to net earnings of $22,000 or $.01 per basic and diluted common share for the fourth quarter of 2007.  The net loss for the year ending December 31, 2008 was  $2.98 million or ($1.45) per basic and diluted common share, compared to net earnings for the same period in 2007 of $177,000 or $.09 per basic and diluted common share.  The total consolidated assets of the company increased 21% in 2008, to $239 million at year-end.

President & CEO David W. Skiles stated, “As we all know, 2008 was a year of turbulent financial crisis, and the economic downturn has affected our bank’s earnings through the drop in interest rates, rising unemployment levels, weakened credit quality, depressed real estate values and the trickle-down effects of the recession in general.  Many of our borrowers’ ability to repay their loan commitments have been critically impacted, which in turn has required us to downgrade some loans, and to recognize future potential losses in our portfolio.  As a result, in the fourth quarter an aggressive increase of $2.3 million in loan loss reserves was recorded. As a local community bank, we are working with our customers who are experiencing economic difficulties and are trying to assist them through this financial crisis.  To mitigate the decline in earnings, aggressive and significant measures were taken in 2008 to reduce the bank’s overhead, including the elimination of salary increases and bonuses, a hiring freeze and a 20% reduction of staff.”

He continued by saying, “The Company continues to be well capitalized, with 10.88% total risk-based capital at December 31, 2008.  Nevertheless, we applied for and were among the first financial institutions to receive funds from the US Treasury’s TARP program.  These additional funds will allow us to continue to meet our customer’s lending needs, as well as support our future growth.”

Mr. Skiles concluded by saying, “Rest assured that our management and board of directors are working diligently for the success of our bank.  We will continue to strive to keep our bank safe and sound throughout this declining economic cycle, and we have confidence that we will overcome it.  First Peoples Bank will celebrate its 10th anniversary on April 26, 2009.  We remain proud of our heritage, serving our customers, protecting their deposits and assisting them in meeting their financial needs.”

FPB Bancorp, Inc. is a one bank holding company located in Port St. Lucie, Florida. FPB Bancorp, Inc.’s sole subsidiary is First Peoples Bank, which has six full-service branches located in Port St. Lucie, Fort Pierce, Stuart, Vero Beach and Palm City, Florida.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may contain “forward-looking” statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of FPB Bancorp, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect FPB Bancorp, Inc.’s financial performance and could cause actual results for fiscal 2009 and beyond to differ materially from those expressed or implied in such forward-looking statements. FPB Bancorp, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any project results expressed or implied therein will not be realized.

For further information regarding FPB Bancorp, Inc., please read the FPB Bancorp, Inc. reports filed with the Securities Exchange Commission and available at www.sec.gov or at its website at http://www.1stpeoplesbank.com.

For more information, contact:	Nancy E. Aumack
Chief Financial Officer
(772) 225-5930

FPB BANCORP, INC.
1301 South Port St. Lucie Blvd., Port St. Lucie, Florida 34952